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                                                                   Exhibit 10.16

                     CREDIT FACILITY AND SECURITY AGREEMENT
                             ACCOUNTS AND INVENTORY


         As of the 12th day of July, 1999, Borrowers and Bank (as hereinafter defined), in consideration of the premises, and the covenants and agreements contained herein, hereby mutually agree as follows:

1.       DEFINITIONS

         Any accounting term used but not specifically defined herein shall be construed in accordance with GAAP. The definition of each agreement, document, and instrument set forth in Section 1 hereof shall be deemed to mean and include such agreement, document, or instrument as amended, restated, or modified from time to time.
As used in this Agreement:

"ACCOUNT" means accounts, receivables, chattel paper and any other right to payment for Goods sold or leased or for services rendered, whether or not it has been earned by performance, including all amounts payable by and rights and claims against, any manufacturer or vendor of Inventory, such as volume purchase discounts, advertising rebates, price protection, warranty work, incentives and credits .

"ACCOUNT DEBTOR" means the Person who is obligated on an Account.

"AFFILIATE" means any company that controls, is controlled by, or is under common control with another Person.

"AGREEMENT" means this Credit Facility and Security Agreement by and among Borrowers and Bank, and includes any partial or total amendment, renewal, restatement, extension, or substitution of or for such Agreement.

"BANK" means KEYBANK NATIONAL ASSOCIATION, a national banking association whose principal office is located at 127 Public Square, Cleveland, Ohio 44114-1306.

"BORROWER" means individually each of the following entities (collectively to be known as "Borrowers"): MARINEMAX, INC., a corporation incorporated under the laws of the State of Delaware (also sometimes hereinafter referred to herein as "MarineMax"), and MARINEMAX MOTOR YACHTS, INC., a corporation incorporated under the laws of the State of Delaware (also sometimes referred to herein as "Motor Yachts").
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"BORROWERS' CERTIFICATE" OR "BORROWERS' CERTIFICATES" means a certificate or certificates, substantially in the forms of attached Exhibit A and Exhibit A-1.

"BORROWERS' LOCATION" means the location of:

                  (a) Each Borrower's place of business, if there is only one such place of business; or

                  (b) if there is more than one place of business, the place (1) from which each Borrower manages the main part of its business operations, and (2) where persons dealing with each Borrower would normally look for credit information.

"BORROWING BASE" means an amount not in excess of the sum of the following:

                  (a) One hundred percent (100%) of the cost, including freight charges, of new vessels held less than three hundred sixty-six (366) days from date of delivery to Motor Yachts or any Subsidiary of MarineMax, plus

                  (b) Ninety percent (90%) of the cost, including freight charges, of new vessels held more than three hundred sixty-five (365) days but less than seven hundred thirty-one (731) days from date of delivery to Motor Yachts or any Subsidiary of MarineMax, plus

                  (c) Eighty percent (80%) of (i) NADA or BUC Value of used vessels held less than one hundred eighty-one (181) days, and (ii) the cost, including freight charges, of new vessels held more than seven hundred thirty
                           (730) days but less than nine hundred twelve (912) days from date of delivery to Motor Yachts or any Subsidiary of MarineMax, plus

                  (d) Seventy-two percent (72%) of (i) NADA or BUC Value of used vessels held more than one hundred eighty (180) days but less than three hundred sixty-six (366) days, and (ii) the cost, including freight charges, of new vessels held more than nine hundred eleven
                           (911) days but less than one thousand ninety-eight (1,098) days from date of delivery to Motor Yachts or any Subsidiary of MarineMax, plus

                  (e) Seventy-five percent (75%) of cost or market value (whichever is lower), excluding freight, of parts, plus

                  (f) Eighty percent (80%) of the amount due and owing on Qualified Accounts, plus

                  (g) One hundred percent (100%) of Vessel Deposits, less any deposit made by such customer with Motor Yachts for that vessel;

provided, however, that notwithstanding anything to the contrary contained herein: (i) the Borrowing Base shall be the lesser of (l) the aggregate of amounts calculated in items (a) through (g) above; or (2) the line of credit approved for Borrowers, which currently is
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Thirty Million Dollars ($30,000,000.00); (ii) all inventory utilized in the
Borrowing Base calculation shall be Qualified Inventory; (iii) in the event of a conflict in the terms and conditions of this Agreement and the terms and conditions set forth in the Borrowers' Certificates, the terms and conditions of the Borrowers' Certificates shall control; and (iv) Borrowers' Certificates shall be delivered to the Bank once per month or as may be reasonably requested by Bank in accordance with Section 5 hereinbelow.

"CASH COLLATERAL ACCOUNT" means a commercial Deposit Account designated "cash collateral account" and maintained by Motor Yachts with Bank, without liability by Bank to pay interest thereon, from which account Bank shall have the exclusive right to withdraw funds until all Obligations are paid, performed, satisfied, enforced, and observed in full.

"CASH SECURITY" means all cash, Instruments, Deposit Accounts, and other cash equivalents, whether matured or unmatured, whether collected or in the process of collection, upon which Motor Yachts presently has or may hereafter have any claim, that are presently or may hereafter be existing or maintained with, issued by, drawn upon, or in the possession of Bank.

"COLLATERAL" means:

                  (a) all of Motor Yachts' Accounts, whether now owned or hereafter acquired or received by Motor Yachts;

                  (b) all of Motor Yachts' Inventory, whether now owned or hereafter acquired by Motor Yachts;

                  (c)      all funds on deposit in the Cash Collateral Account;

                  (d)      all of Motor Yachts' Contract Rights;

                  (e)      all of Motor Yachts' Cash Security; and

                  (f) all of the Proceeds of Motor Yachts' Accounts, Inventory, Cash Security, Contract Rights and Cash Collateral Account.

"CONTRACT RIGHT" means (a) all rights under a contract between Motor Yachts and a Motor Yachts customer for the sale or construction and sale of a vessel, and
(b) all rights under contracts between Motor Yachts and Hatteras for the construction of vessels.

"DEPOSIT ACCOUNT" means (a) any deposit account, and (b) any demand, time, savings, passbook, or a similar account maintained with a bank, savings and loan association, credit union, or similar organization, other than an account evidenced by a certificate of deposit.

"DOCUMENT" means (a) any document, (b) any document of title, including a bill of lading, dock warrant, dock receipt, warehouse receipt or order for the delivery of Goods, and any other document which in the regular course of business or financing is treated as adequately evidencing that the Person in possession of it is entitled to receive, hold, and dispose of the document and the Goods it covers, and (c) any receipt covering Goods
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stored under a statute requiring a bond against withdrawal or a license for the issuance of receipts in the nature of warehouse receipts even though issued by a Person who is the owner of the Goods and is not a warehouseman.

"ENVIRONMENTAL LAW" means any federal, state, or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability upon a Person in connection with the use, release or disposal of any hazardous, toxic or dangerous substance, waste or material.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

"ERISA AFFILIATE" means each Person (whether or not incorporated) which together with Borrowers or any Affiliate of theirs would be treated as a single employer under ERISA.

"EVENT OF DEFAULT" means the occurrence of any of the events set forth in
Section 9 of this Agreement.

"FINANCIAL IMPAIRMENT" means the distressed economic condition of a Person manifested by any one or more of the following events:

                  (a) adjudicated bankruptcy or insolvency or death or discontinuation of the business of the Person;

                  (b) the Person ceases, is unable, or admits in writing its inability, to make timely payment upon the Person's debts, obligations, or liabilities as they mature or come due;

                  (c) assignment by the Person for the benefit of creditors;

                  (d) voluntary institution by the Person or consent granted by the Person to the involuntary institution whether by petition, complaint, application, default, answer (including, without limitation, an answer or any other permissible or required responsive pleading admitting (1) the jurisdiction of the forum or (2) any material allegations of the petition, complaint, application, or other writing to which such answer serves as a responsive pleading thereto), or otherwise of any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation, receivership, trusteeship, or similar proceeding pursuant to or purporting to be pursuant to any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation, receivership, trusteeship, or similar law of any jurisdiction;

                  (e) voluntary application by the Person for or consent granted by the Person to the involuntary appointment of any receiver, trustee, or similar officer (1) for the Person or (2) of or for all or any substantial part of the Person's property;
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                  (f)      entry, without the Person's application, approval, or
                           consent, of any order that is not dismissed, stayed, or discharged within sixty (60) days from its entry, which is pursuant to or purporting to be pursuant to any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation, receivership, trusteeship or similar law of any jurisdiction (1) approving an involuntary petition seeking an arrangement of the Person's creditors, (2) approving an involuntary petition seeking reorganization of the Person, or (3) appointing any receiver, trustee, or similar officer
                           (i) for the Person, or (ii) of or for all or any substantial part of the Person's property;

                  (g) any judgment, writ, warrant of attachment, execution, or similar process is issued or levied against all or any substantial part of the Person's property and such judgment, writ, warrant of attachment, execution, or similar process is not released, vacated, or fully bonded within forty (40) days after its issue or levy.

"FOREIGN ACCOUNT" means any Account which arises out of contracts with or orders from an Account Debtor which is not a resident of the United States.

"GAAP" shall mean generally acceptable accounting principles as in effect, which shall include the official interpretation thereof by the Financing Accounting Standards Board, consistently applied.

"GENERAL INTANGIBLE" means (a) any general intangible, and (b) any personal property (including things in action) other than Goods, Accounts, Contract Rights, Chattel Paper, Documents, Instruments, and money.

"GOODS" means (a) any goods, and (b) all things which are movable at the time the security interest granted Bank under this Agreement attaches or which are fixtures but does not include money, Instruments, Documents, Accounts, Chattel Paper, General Intangibles, and Contract Rights.

"GOVERNMENT ACCOUNT" means any Account which arises out of contracts with or orders from the United States or any of its departments agencies, or instrumentalities.

"HATTERAS" means Hatteras Yachts, a division of Genmar Industries, Inc.

"INSTRUMENT" means:

                  (a)      any instrument;

                  (b) any negotiable or nonnegotiable instrument (including, without limitation, drafts, checks, acceptances, certificates of deposit, and notes);

                  (c)      any security; and

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                  (d)      any other writing which:

                           (l)      evidences a right to the payment of money,

                           (2) is not itself a security agreement or lease, and

                           (3) is of a type which in the ordinary course of business is transferred by delivery with any necessary endorsement or assignment.

"INVENTORY" means:

                      (a)      any inventory;

                      (b)      all Goods that are raw materials;

                      (c)      all Goods that are work in process or production;

                      (d) all Goods that are materials used or consumed in the ordinary course of a Person's business;

                      (e) all Goods that are, in the ordinary course of a Person's business, held for sale or lease or furnished or to be furnished under contracts of service; and

                      (f) all substitutes and replacements for, and parts, accessories, additions, attachments, or accessions to (a) to (e) above.

"LIBOR RATE" means the 90-day London Interbank Offered Rate published in the Eastern Edition of the Wall Street Journal on the last business day of Bank's accounting month, effective for the next accounting month.

"LOAN ACCOUNT" means an account maintained by Bank on its books, which will evidence all Advances, accrued interest thereon, other amounts due Bank with respect to such Advances, and all payments thereof by Borrowers.

"MULTIEMPLOYER PLAN" means a plan described in ERISA which covers employees of the Borrowers, any Affiliate, or any ERISA Affiliate.

"NADA OR BUC VALUE" means the wholesale value published in the most recent NADA Small Boat Appraisal Guide, but if no wholesale value is available for the boat in such Guide, then it shall be the wholesale value published in the most recent BUC Used Boat Price Guide.

"OBLIGATIONS" means any of the following obligations, whether direct or indirect, absolute or contingent, secured or unsecured, matured or unmatured, which were originally contracted with Bank or another Person and now owing to or hereafter acquired in any manner partially or totally by Bank or in which Bank may have acquired a participation, contracted by Borrowers alone or jointly or severally with another Person, excluding, however, recourse, dealer paper and retail obligations of Borrowers (or any one of them), whether or not owed to or incurred with Bank or any other Person:
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                  (a)      any and all indebtedness, obligations, liabilities,
                           contracts, indentures, agreements, warranties, covenants, guaranties, representations, provisions, terms, and conditions of whatever kind, now existing or hereafter arising, and however evidenced, that are now or hereafter owed, incurred, or executed by Borrowers to, in favor of, or with Bank (including, without limitation, those as are set forth or contained in, referred to, evidenced by, or executed with reference to this Agreement, the Loan Account, any promissory notes, letter of credit agreements, advance agreements, indemnity agreements, guaranties, lines of credit, mortgage deeds, security agreements, assignments, pledge agreements, hypothecation agreements, Instruments, and acceptance financing agreements), and including any partial or total extension, restatement, renewal, amendment, and substitution thereof or therefor;

                  (b) any and all claims of whatever kind of Bank against Borrowers, now existing or hereafter arising including, without limitation, any arising out of or in any way connected with warranties made by Borrowers to Bank in connection with any Instrument deposited with or purchased by Bank;

                  (c) any and all of Bank's Related Expenses incurred after the occurrence of an Event of Default.

"ORGANIZATION" means a corporation, government or government subdivision or agency, business trust, estate, trust, limited liability company, partnership, association, two or more Persons having a joint or common interest, and any other legal or commercial entity.

"PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Title IV of ERISA.

"PERMITTED LIENS" means those liens described on Schedule 4(e) hereto.

"PERSON" means an individual or an Organization.

"PLAN" means any plan (other than a Multiemployer Plan) defined in ERISA in which the Borrowers or any Affiliate is, or has been at any time during the preceding two (2) years, an "employer" or a "substantial employer" as such terms are defined in ERISA.

"PROCEEDS" means (a) any proceeds, and (b) whatever is received upon the sale, exchange, collection, or other disposition of Collateral or Proceeds, whether cash or non-cash. Cash Proceeds includes, without limitation, moneys, checks, and Deposit Accounts. Proceeds includes, without limitation, any Account arising when the right to payment is earned under a Contract Right, any insurance payable by reason of loss or damage to the Collateral, and any return or unearned premium upon any cancellation of
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insurance. Except as expressly authorized in this Agreement, Bank's right to
Proceeds specifically set forth herein or indicated in any financing statement shall never constitute an express or implied authorization on the part of Bank to Borrowers' sale, exchange, collection, or other disposition of any or all of the Collateral, except in the ordinary course of Borrowers' business and except the sale of chattel paper.

"PROHIBITED TRANSACTION" means any prohibited transaction as that term is defined for purposes of ERISA.

"QUALIFIED ACCOUNT" means an Account of Motor Yachts which, at all times until it is collected in full, continuously meets the following requirements:

                  (a) is not subject to any claim for credit, allowance, or adjustment by the Account Debtor or any set off or counter claim;

                  (b) either (i) arose in the ordinary course of Motor Yachts' business from the performance (fully completed) of services or bona fide sale of Goods which have been shipped to the Account Debtor, and not more than ninety (90) days have elapsed since the performance (fully completed) of services or the sale of Goods for or to the Account Debtor or (ii) is otherwise due and payable to Motor Yachts from a manufacturer or vendor;

                  (c) no notice of the Financial Impairment of the Account Debtor has been received by Borrowers;

                  (d) is not subject to an assignment, pledge, claim, mortgage, lien, or security interest of any type except that granted to or in favor of Bank;

                  (e) Account Debtor has not rejected, returned, revoked acceptance of, or refused to accept any of the Goods or services or claims which are the subject of the Account,

                  (f) Motor Yachts has not received any Instrument or Chattel Paper with respect to or in payment of the Account;

                  (g) Bank has not determined in the exercise of its reasonable discretion that the Account is unsatisfactory in any material respect;

                  (h) is not a Government Account, unless Bank's security interest in such Government Account is perfected according to the Federal Assignment of Claims Act;

                  (i) is not an Account due from any Affiliate, shareholder or employee of Motor Yachts;

                  (j)      is not a Foreign Account; and


                  (k) is not evidenced by a promissory note or any other negotiable instrument;

                  (l) is not an Account owed to Motor Yachts by an Account Debtor which has failed to pay more than 25% of its currently outstanding Accounts within 90 days of the claim, service or sale of goods, unless Bank otherwise approves the inclusion of such Account.
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"QUALIFIED INVENTORY" means all Vessel Deposits and all Inventory EXCEPT
Inventory which is:

         (a)      located outside the United States;

         (b)      in the possession of a bailee or a third party;

         (c)      work in process;

         (d)      damaged, defective, or, as mutually agreed, obsolete;

         (e)      held by Motor Yachts or a third party on consignment; or

         (f) Bank has reasonably determined that the Inventory is unsatisfactory in any material respect.

"RELATED EXPENSES" means any and all reasonable costs, liabilities, and expenses (including, without limitation, losses, damages, penalties, claims, actions, reasonable attorney's fees, legal expenses, judgments, suits, and disbursements) incurred by, imposed upon, or asserted against, Bank, after the occurrence or in connection with the occurrence and during the continuation of an Event of Default, in any attempt by Bank:

              (a) to obtain, preserve, perfect, or enforce any security interest evidenced by (i) this Agreement, or (ii) any other pledge agreement, mortgage deed, hypothecation agreement, guaranty, security agreement, assignment, or security instrument executed or given by Borrowers to or in favor of Bank;

              (b) to obtain payment, performance, and observance of any and all of the Obligations;

              (c) to maintain, insure, audit, collect, preserve, repossess, and dispose of any of the Collateral, including, without limitation, costs and expenses for appraisals, assessments, and audits of Borrowers or the Collateral; or

              (d) incidental or related to (a) through (c) above, including, without limitation, interest thereupon from the date incurred, imposed, or asserted until paid at the rate payable as set forth in Section 2 of this Agreement, but in no event greater than the highest rate permitted by law.

"REPORTABLE EVENT" means any reportable event as that term is defined for purposes of ERISA.

"REVOLVER ADVANCE OR ADVANCE(S)" means any advance made by Bank to the Borrowers, subject to the provisions, terms and conditions of Section 2(a) hereof, which Revolver Advance shall be payable in accordance with the terms of this Credit Facility.

"SUBORDINATED DEBT" means Indebtedness of a Person which is subordinated, in a manner satisfactory to the Bank, to all indebtedness owing to the Bank.
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"SUBSIDIARY" means any Person of which more than fifty percent (50%) of (i) the voting rights entitling the holders thereof to elect a majority of the Board of Directors, manager, or trustees thereof, or (ii) the interest in the capital or profits of such Person, which at the time is owned or controlled, directly or indirectly, by the Borrowers or one or more other Affiliates.

"TANGIBLE NET WORTH" means the total assets of MarineMax on a consolidated basis less the sum of MarineMax's (i) total liabilities excluding Subordinated Debt plus (ii) the aggregate amount of all intangible assets, and Accounts due from any Affiliate, shareholder or employee of MarineMax, excluding, however, Accounts due from Brunswick Corporation or its subsidiaries.

"TERMINATION DATE" means July 12, 2002, or such earlier date on which the commitment of the Bank to make Advances pursuant to Section 2(a) hereof shall have been terminated pursuant to Section 9 of this Agreement.

"VESSEL DEPOSITS" means deposits made by Motor Yachts to Hatteras or any other manufacturer approved by Bank for new vessels constructed by Hatteras or such manufacturers for delivery to either (i) a Motor Yachts customer who has contracted with Motor Yachts to have such vessel constructed or (ii) Motor Yachts as stock for inventory, which stock Bank has approved in writing on at least a semi-annual basis.

The foregoing definitions shall be applicable to the singulars and plurals of the foregoing defined terms.

2.   STATEMENT OF TERMS

     (a) (i) Revolving Credit. Bank will, subject to the terms and conditions of this Agreement, up to and including the Termination Date, make Revolver Advances to or for the account of Borrowers up to but not exceeding an aggregate unpaid principal amount outstanding at any one time on Revolver Advances equal to the lesser of (a) the line of credit approved for Borrowers, which is currently Thirty Million Dollars ($30,000,000.00), or (b) the Borrowing Base. The Borrowers may borrow, repay and reborrow such maximum amount of credit. The Bank shall debit to the Loan Account the amount of each Revolver Advance made under this Agreement and all interest, other compensation, or other fees payable on all Revolver Advances and shall credit to the Loan Account each payment of (a) principal and interest accrued on all outstanding Revolver Advances and (b) other amounts payable under this Agreement by the appropriate entries. Payments made on or before 2:00 p.m. (Cleveland time) shall be credited the same day as when made. The Loan Account shall constitute prima facie evidence of all Revolver Advances made by Bank pursuant to this Agreement. In the event of any discrepancy between the records of Bank and Borrowers with regard to the Loan Account, the records of Bank shall be presumed to be correct unless the Borrowers notify Bank of an error within thirty (30) business days after having discovered any such error or unless Borrowers and Bank mutually agree with regard to an appropriate change in such records. Borrowers shall execute and deliver to Bank a master promissory note, substantially in the form of attached Exhibit B, to evidence all Revolver Advances under this Agreement.

          (ii) Interest Rates and Payment of Interest. As compensation for the Revolver Advances made by Bank, Borrowers undertake and agree to pay to Bank on the fifteenth day of each calendar month interest upon the actual daily balance in Borrowers' Loan Account during the preceding month at an annual rate equal to a rate per annum of the Libor Rate plus one hundred sixty (160) basis points.

          (iii) Borrowers shall repay to the Bank on the Termination Date the net balance in the Borrowers' Loan Account.

(b)(i) Advances. Advances shall be made pursuant to Borrowers' telephonic request therefor (a "Request for a Advance"), given by Borrowers to Bank stating the date of the proposed borrowing, the amount of Bank's Advance, and the total amount to be borrowed. Bank shall promptly thereafter confirm each request for an Advance in writing delivered pursuant to Section 12(c) hereof but without the required copy (provided that failure to confirm the same shall not in any manner affect Borrowers' liability therefor). Each Advance shall not be in an amount less than Five Hundred Thousand Dollars ($500,000). Lender may condition any Advance upon Lender's receipt, in form and substance acceptable to it, of such other information as it may deem necessary or appropriate.

          (ii) Computation of Interest. Interest under this Agreement shall be calculated on the basis of a year of 360 days, for the actual number of days (including the first day but excluding the last day) elapsed.
          (iii) Default Interest Rate. After maturity (whether by acceleration or otherwise), the unpaid principal and accrued interest on any Advance shall bear interest at a rate per annum equal to three percent (3%) in excess of the interest rate prior to default. Notwithstanding the Bank's remedies as set forth in Section 10 hereof, prior to maturity hereof, upon the occurrence of any Event of Default under this Agreement and until such Event of Default is cured by Borrowers, at Bank's option and upon written notice to Borrowers, the unpaid principal and accrued interest on any Advance shall bear interest at a rate per annum equal to three percent (3%) in excess of the interest rate prior to default.

     (c) Borrowers agree that, upon notice from Bank after the occurrence of an Event of Default, Borrowers shall pay Bank a collateral monitoring fee of $1,000 per
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          month, payable on each interest payment date determined in accordance with Section 2(a) hereof.

3.       SECURITY INTEREST IN COLLATERAL

In consideration of and as security for the full and complete payment, performance, and observance of all Obligations, Motor Yachts does hereby (a) grant to Bank a security interest in the Collateral, whether now owned or hereafter acquired or received by Motor Yachts, and (b) assign to Bank all of its right, title, and interest (including, without limitation, all rights to payment) arising under or with respect to all of Motor Yachts' Accounts and Contract Rights, whether now owned or hereafter acquired or received by Motor Yachts, but not including any duty, obligation, or liability of Motor Yachts with respect thereto.

4.      WARRANTIES

Borrowers represent and warrant to Bank (which representations and warranties shall survive the execution of this Agreement and all Advances) that:

        (a) MarineMax and Motor Yachts are duly organized and existing corporations under the laws of the state of their incorporation and are duly qualified and in good standing in every state in which they are doing business where failure to so qualify would have a material adverse effect on Borrowers;

        (b) The execution, delivery, and performance hereof are within MarineMax's corporate powers, have been duly authorized, and are not in contravention of law or the terms of MarineMax's charter, by-laws, or regulations, as the case may be, or of any indenture, agreement, or undertaking to which MarineMax is a party or by which it is bound, a violation of which could have a material adverse effect on MarineMax or the enforceability of Bank's rights hereunder;

        (c) The execution, delivery, and performance hereof are within Motor Yachts' corporate powers, have been duly authorized, and are not in contravention of law or the terms of Motor Yachts' charter, by-laws, or regulations, as the case may be, or of any indenture, agreement, or undertaking to which Motor Yachts is a party or by which it is bound;

        (d) This Agreement and the other documents executed pursuant hereto have been duly executed and are valid and binding obligations of Borrowers, fully enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to the rights of creditors generally and subject to the availability of equitable remedies and the application of equitable principles;

        (e) Except for any security interest granted to or in favor of Bank, Permitted Liens, and any potential claims of a customer who has made a deposit for a particular vessel, Motor Yachts is, and as to Collateral to be acquired after the date hereof will be, the owner of the Collateral free from any claim, lien, encumbrance, or security interest of any type, and Borrowers agree that they will defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein;

        (f) The offices where Motor Yachts keeps all of its records pertaining to its Accounts and Contract Rights are located at:
               700 South Federal Highway, Pompano, Florida 33062;

        (g) Subject to any limitation stated herein or in connection herewith, all information furnished to Bank concerning Borrowers or the Collateral is, or will be at the time such information is furnished, accurate and correct in all material respects and complete insofar as is necessary to give Bank true and accurate knowledge of the subject matter;

        (h) Motor Yachts is the lawful owner of and has full and unqualified right to transfer a security interest in all of the Collateral to Bank. Except as otherwise permitted in writing by the Bank, such Collateral is not and will not, so long as Motor Yachts has any Obligations to Bank or Bank has any obligation to lend money to Borrowers under this Agreement, be subject to any adverse financing statement, encumbrance, claim, lien, or security interest of any type except any granted to or in favor of Bank, Permitted Liens and any potential claims of a customer who has made a deposit for a particular vessel;

        (i) Each Qualified Account included with the aggregate amount of Qualified Accounts set forth on each Borrowers' Certificate now or hereafter furnished to Bank shall meet, as of the date stated thereon, all eligibility requirements specified in the Section l definition of Qualified Account;

        (j) There is no pending or threatened action, suit or proceeding affecting MarineMax or its Subsidiaries before any court or other governmental authority or any arbitrator which if adversely determined may materially adversely affect the condition or operations, financial or otherwise, of MarineMax and its Subsidiaries taken as a whole or the ability of Borrowers to perform their respective obligations under this Agreement, except as set forth in Schedule 4(j);

        (k) MarineMax and its Subsidiaries are in material compliance with all Environmental Laws and all applicable federal, state, and local health and safety and other laws, regulations, ordinances or rules, except to the extent that any non-compliance will not, in the aggregate, have a materially adverse effect on MarineMax and its Subsidiaries taken as a whole or the ability of the Borrowers to fulfill their respective obligations under this Agreement or any of the notes delivered pursuant hereto;

        (l) The consolidated financial statements of MarineMax dated September 30, 1998 and quarterly financial statements dated December 31, 1998, copies of which have been delivered to Bank, fairly present the financial condition of such Persons as at the respective dates thereof and their results of operations for the fiscal periods ended on the respective dates thereof, all in accordance with GAAP consistently applied, subject, in the case of unaudited financial statements, to normal recurring year-end adjustments, and since the respective dates of such financial statements, there has been no material adverse change in MarineMax's condition or operations;

        (m) Borrowers have filed, or caused to be filed, all federal, state, local and foreign tax returns required to be filed by them, and have paid, or caused to be paid, all taxes as are shown on such returns, or on any assessment received by them, to the extent that such taxes have become due, except as otherwise contested in good faith. Borrowers have set aside proper amounts on their books, determined in accordance with GAAP, for the payment of all taxes for the years that have not been audited by the respective tax authorities and for taxes being contested by any of the entities;

        (n) Borrowers have received consideration which is the reasonable equivalent value of the obligations and liabilities that the Borrowers have incurred to Bank. The Borrowers are not insolvent as defined in any applicable state or federal statute, nor will the Borrowers be rendered insolvent by the execution and delivery of this Agreement or the notes delivered to Bank pursuant hereto. The Borrowers are not engaged or about to engage in any business or transaction for which the assets retained by them shall be an unreasonably small capital, taking into consideration the obligations to Bank incurred hereunder. The Borrowers do not intend to, nor do they believe that they will, incur debts beyond their ability to pay them as they mature;

        (o) Neither MarineMax nor any of its Subsidiaries is in material default in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument to which they are a party, which default materially adversely affects the business, properties, assets, or financial condition of MarineMax and its Subsidiaries taken as a whole;

        (p) Motor Yachts is not in default in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument to which it is a party, which default materially adversely affects the business, properties, assets, or financial condition of Motor Yachts;

        (q) No Reportable Event or Prohibited Transaction has occurred and is continuing with respect to any Plan, and the Borrowers have incurred no "accumulated funding deficiency" (as that term is defined by ERISA) since the effective date of ERISA;

        (r) Motor Yachts has places of business or maintains its Inventory at the locations set forth on Schedule 4(r);

        (s)    Each Borrower's Location is set forth on Schedule 4(s);

        (t) Borrowers are not a party to any agreement or other instrument or subject to any other restriction which materially and adversely affects or could reasonably be expected to materially and adversely affect their respective businesses, properties, assets, operations or condition, financial or otherwise, and MarineMax and its Subsidiaries, taken as a whole, are not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which they are a party, which default could adversely affect the respective businesses, properties, assets or financial condition of MarineMax and its Subsidiaries taken as a whole;

        (u) Schedule 4(u) lists MarineMax's Subsidiaries as of the date of this Agreement; and

        (v) Borrowers have not operated under, or used or done business under, any trade or fictitious name other than their respective corporate names.

5.       COVENANTS

Borrowers undertake, covenant, and agree that, until the full and complete payment, performance, and observance of all Obligations:

         (a) MarineMax shall deliver to Bank within twenty (20) days after the close of each month, a statement of condition of MarineMax on a consolidated basis for such period, certified as complete and correct by a duly authorized officer of MarineMax, as well as a certificate showing MarineMax's compliance with all financial covenants herein;


         (b) MarineMax shall deliver to Bank within forty-five (45) days after the close of each calendar quarter, a statement of cash flows of MarineMax on a consolidated basis for such period, certified as complete and correct by a duly authorized officer of MarineMax;

         (c) MarineMax shall deliver to Bank, not later than one hundred twenty (120) days after the end of each fiscal year of MarineMax, consolidated financial statements of MarineMax covering such fiscal year and containing an unqualified audit opinion by a certified public accountant acceptable to Bank;

         (d) MarineMax shall deliver to Bank within sixty (60) days prior to the close of each fiscal year of MarineMax, an annual projection of MarineMax's financial statements on a consolidated basis for the next fiscal year;

         (e) MarineMax shall deliver to Bank within forty-five (45) days after each filing period, corporate 10-Q's of MarineMax, certified by MarineMax's Chief Financial Officer;

         (f) Borrowers shall provide Bank with at least forty-five (45) days prior written notification of:

                  (1) any change in any location where Motor Yachts' Inventory is maintained, and any new locations where Motor Yachts' Inventory is to be maintained,

                  (2) any change in the location of the office where Motor Yachts' records pertaining to its Accounts and Contract Rights are kept,

                  (3) the location of any new places of business of Motor Yachts and the changing or closing of any of Motor Yachts' existing places of business,

                  (4)      any change in Borrowers' names, and

                  (5)      any change in Borrowers' Location;

         (g) MarineMax shall promptly notify the Bank in writing of (a) any future event which, if it had existed on the date of this Agreement, would have required material qualification of the representations and warranties set forth in Article 4 hereof and (b) any material adverse change in the condition, business, or prospects, financial or otherwise, of MarineMax and its subsidiaries taken as a whole;

         (h) Borrowers shall promptly and in any event within ten (10) business days after the occurrence of a Reportable Event with respect to a Plan, provide to Bank a copy of any materials required to be filed with the PBGC with respect to such Reportable Event or those that would have been required to be filed if the thirty (30) day notice requirement to the PBGC had not been waived;

         (i) MarineMax shall promptly upon receipt, and in no event more than ten (10) business days after receipt, of a notice by MarineMax or any of its Subsidiaries, ERISA Affiliate, or any administrator of any Plan or Multiemployer Plan that the PBGC has instituted proceedings to terminate such Plan or to appoint a trustee to administer such Plan, provide to Bank a copy of such notice;

         (j) Borrowers shall not permit its aggregate Obligations to Bank pursuant to Paragraph 2(a) hereof at any time to exceed the lesser of (1) the Borrowing Base or (2) Borrowers' currently approved line of credit;

         (k)      Borrowers shall, if requested, deliver to Bank within twenty
                  (20) days after the close of each month, in form and substance acceptable to Bank (1) aging reports for Accounts and payables for Motor Yachts, each substantiated by detailed supporting schedules, (2) a schedule of Motor Yachts' Inventory showing the cost or market value thereof, whichever is lower, and (3) such other reports as Bank may reasonably request;

         (l) Borrowers shall, within twenty (20) days after the close of each month, and at any other times reasonably required by Bank, deliver to Bank a Borrowers' Certificate fully completed as to all figures and information called for therein and certified as materially complete and correct by duly authorized officers of Borrowers;

        (m) Borrowers shall promptly pay and discharge when due, all taxes, assessments, and governmental charges of every kind and nature that have been lawfully levied, assessed, or imposed upon Borrowers or their respective properties, including the use thereof, or any of the Obligations, which, if unpaid, would become liens against their respective assets including, without limitation, all sums due and owing to any taxing authority for income and other taxes withheld from the wages and salaries of its employees, except to the extent Borrowers are reasonably contesting in good faith any such tax, assessment, or charge with an adequate reserve provided therefor;

        (n)       Borrowers shall at all reasonable times and upon at least two
                  (2) business days prior notice (which may be verbal notice) allow Bank by or through any of its officers, agents, employees, attorneys, or accountants to (1) examine, inspect, and make extracts from Borrowers' books and other records, including, without limitation, the tax returns of Borrowers and any of Borrowers' Subsidiaries, (2) arrange for verification of Motor Yachts' Accounts, under reasonable procedures, including directly with Account Debtors after the occurrence of an Event of Default or by other methods, and (3) examine and inspect Borrowers' Inventory wherever located;

         (o) Borrowers shall promptly furnish to Bank upon request (1) additional statements and information with respect to the Collateral, and all writings and information relating to or evidencing any of Motor Yachts' Accounts (including, without limitation, computer printouts or typewritten reports listing the mailing addresses of all present Account Debtors), and (2) any other writings and information as Bank may reasonably request;

         (p) Borrowers shall upon request of Bank promptly take such action and promptly make, execute, and deliver all such additional and further items, assurances, and instruments as Bank may reasonably require, including, without limitation, financing statements, so as to completely vest in and ensure to Bank its rights hereunder and in or to the Collateral. If certificates of title are issued or outstanding with respect to any of Motor Yachts' Inventory, Borrowers will cause the interest of Bank to be properly noted thereon at Borrowers' expense to the extent required by applicable law to perfect a security interest in such Inventory;

         (q) Borrowers hereby authorize Bank or Bank's designated agent (but without obligation by Bank to do so) to incur Related Expenses, upon or during the continuance of any Event of Default, and Borrowers shall promptly repay, reimburse, and indemnify Bank for any and all Related Expenses. Bank may, at its option, debit Related Expenses directly to the Loan Account;

         (r) Motor Yachts shall, if any of Motor Yachts' Accounts arise out of contracts with or orders from the United States or any of its departments, agencies, or instrumentalities, immediately notify Bank in writing of same and shall execute any writing or take any action required by Bank with reference to the Federal Assignment of Claims Act;

         (s) Motor Yachts shall not, without the prior written consent of Bank (which consent shall not be unreasonably withheld), borrow any money or, directly or indirectly, create, incur, assume, guarantee, or otherwise become or remain liable with respect to any indebtedness for borrowed money or advances other than (1) Motor Yachts' Obligations, (2) any indebtedness of Motor Yachts existing on the date hereof and not required by Bank to be prepaid as a condition to execution of this Agreement, (3) Subordinated Debt, and (4) any indebtedness of Motor Yachts to MarineMax;

         (t) Motor Yachts shall not, without the prior written consent of Bank (which consent shall not be unreasonably withheld), loan any money to or guarantee or assume any obligation of any other Person, or purchase (1) any evidence of indebtedness or securities (including stock) other than direct obligations of the United States of America or any agency thereof, banker's acceptances, and certificates of deposit issued by any commercial bank in the United States of America, or (2) the business or substantially all of the property of any other Person other than Subsidiaries of MarineMax, or hereafter make prepayments or advances to others, provided Motor Yachts may endorse checks, drafts, and similar instruments for deposit or collection in the ordinary course of business;

         (u) MarineMax shall not, without the prior written consent of Bank (which consent shall not be unreasonably withheld), purchase or retire any of its stock or the stock of any Subsidiary or pay or declare in any fiscal year dividends (other than stock dividends) in excess of Ten Million Dollars ($10,000,000.00) upon all of its stock;

         (v) Borrowers shall not, without the prior written consent of Bank (which consent shall not be unreasonably withheld), enter into any sale and leaseback transaction or arrangement with any other Person with respect to any of the assets of Borrowers (however, this shall not limit performance under any lease contract existing on the date hereof and disclosed in writing by Borrowers to Bank);

         (w) MarineMax shall not, without the prior written consent of Bank (which consent shall not be unreasonably withheld), mortgage, pledge, grant a security interest, or otherwise voluntarily place or permit to be placed any lien upon any assets of MarineMax;

         (x) Motor Yachts shall not, without the prior written consent of Bank (which consent shall not be unreasonably withheld), mortgage, pledge, grant a security interest, or otherwise voluntarily place or permit to be placed any lien upon any assets of Motor Yachts except any security interest granted to or in favor of Bank;

         (y) Motor Yachts shall not, without the prior written consent of Bank (which consent shall not be unreasonably withheld), engage in any transaction with any Subsidiary of MarineMax, unless:

                  (i) such transaction is at arms length and on terms that are at least as favorable to Motor Yachts as those prevailing at the time for comparable transactions with nonaffiliated Persons, and

                  (ii) Motor Yachts will receive no less than fair market value for any assets transferred;

         (z) Motor Yachts shall not, without the prior written consent of Bank (which consent shall not be unreasonably withheld), make any change in any location where a material part of Motor Yachts' Inventory is maintained or any change in the location of the offices where Motor Yachts' records pertaining to their respective Accounts and Contract Rights are kept;

         (aa) Motor Yachts shall not use any Collateral in material violation of any applicable statute, ordinance, or regulation;

         (bb) MarineMax shall not permit MarineMax's ratio of its current assets to current liabilities, on a consolidated basis and calculated on a monthly basis, to be at any time less than (i)
                  1.10 to 1.00 for the period of October 1 through June 30 of each year, and (ii) 1.20 to 1.00 for the period of July 1 through September 30 of each year;

         (cc) MarineMax shall not permit MarineMax's ratio of its total liabilities less Subordinated Debt to the sum of its Tangible Net Worth plus total Subordinated Debt, on a consolidated basis and calculated on a monthly basis, to be at any time more than (i) 5.50 to 1.00 at the end of each calendar month for the period from January 1 through June 30 of each year, and (ii) 2.75 to 1.00 at the end of each calendar month for the period from July through December of each year;

         (dd) MarineMax shall not permit MarineMax's ratio of its earnings before interest, taxes, depreciation and amortization, divided by interest expense, on a consolidated basis and calculated on a trailing four quarters basis, to be at any time less than
                  1.75 to 1.00;

         (ee) MarineMax shall not permit MarineMax's Tangible Net Worth to be less than Thirty Million Dollars ($30,000,000.00), calculated annually in accordance with MarineMax's current methods of accounting (as of the date hereof), plus fifty percent (50%) of retained earnings for each year commencing with earnings from fiscal year ending September 30, 1999, it being expressly agreed by Borrowers that MarineMax shall not change its current method of accounting without the express written consent of the Bank (which consent shall not be unreasonably withheld);

         (ff) Borrowers shall not make any payment upon their outstanding Subordinated Debt, except in such manner and amounts as may be expressly authorized in any subordination agreement presently or hereafter held by the Bank;

         (gg) all of Borrowers' computer hardware and software shall materially provide the following functions:

                  (l) consistently handle date information before, during and after January 1, 2000, including, but not limited to, accepting date input, providing date output and performing calculations on dates or portions of dates;

                  (2) function accurately in accordance with the specifications of such computer hardware or software and without interruption before, during and after January 1, 2000, without any change in operations associated with the advent of the new century;

                  (3) respond to two-digit date input in a way that resolves any ambiguity as to century in a disclosed, defined and predetermined manner; and

                  (4) store and provide output of date information in ways that are unambiguous as to century.

6.       COLLECTIONS AND RECEIPT OF PROCEEDS BY BORROWERS

If an Event of Default shall occur and during the continuance thereof, both (1) the lawful collection and enforcement of all of Motor Yachts' Accounts, and (2) the lawful receipt and retention by Motor Yachts of all Proceeds of all of Motor Yachts' Accounts, Contract Rights and Inventory shall be remitted daily by Motor Yachts to Bank in the form in which they are received by Motor Yachts, either by mailing or by delivering such collections and Proceeds to Bank, appropriately endorsed for deposit in the Cash Collateral Account. Motor Yachts will not commingle such collections or Proceeds with any of Motor Yachts' other funds or property, but will hold such collections and Proceeds separate and apart therefrom upon an express trust for Bank. Unless otherwise agreed to by Bank and Borrower, Bank shall apply all of the account balance in the Cash Collateral Account (allowing two (2) days for collection and clearance of remittances, however, in the event Bank applies any proceeds from the Cash Collateral Account as a credit to any obligations due Bank and such payment includes uncollected funds, the Borrowers will incur a charge for those uncollected funds at the floating rate payable on Advances) as a credit against the Loan Account, including the outstanding principal or interest of any Advance and any other costs and expenses agreed to be paid by Borrowers pursuant to and in connection with this Agreement. If any remittance shall be dishonored, or if, upon final payment, any claim with respect thereto shall be made against Bank on its warranties of collection, Bank may charge the amount of such item against the Cash Collateral Account or any other Deposit Account maintained by Motor Yachts with Bank, and, in any event, retain same and Motor Yachts interest therein as additional security for the Obligations. The Bank may, in its sole discretion, at any time and from time to time, release funds from the Cash Collateral Account to Motor Yachts for use in Motor Yachts' businesses. The balance in the Cash Collateral Account may be withdrawn by Motor Yachts upon termination of this Agreement in accordance with Subsection 12(e) of this Agreement. If an Event of Default shall occur and during the continuance thereof, at Bank's request, Motor Yachts will cause all remittances representing collections and Proceeds of Collateral to be mailed to a lock box in Cleveland, Ohio, to which Bank shall have access for the processing of such items in accordance with the provisions, terms, and conditions of Bank's customary lock box agreement.

7.       COLLECTIONS AND RECEIPT OF PROCEEDS BY BANK

Motor Yachts hereby constitutes and appoints Bank, or Bank's designated agent, effective upon the occurrence and during the continuance of an Event of Default, as Motor Yachts' attorney-in-fact to exercise, at any time, all or any of the following powers which, being coupled with an interest, shall be irrevocable until the complete and full payment, performance, and observance of all
Obligations:

         (a) to receive, retain, acquire, take, endorse, assign, deliver, accept, and deposit, in the Bank's name or Motor Yachts' name, any and all of Motor Yachts' cash, Instruments, Proceeds of Motor Yachts' Accounts, Proceeds of Motor Yachts' Inventory, collection of Motor Yachts' Accounts, and any other writings relating to any of the Collateral;

         (b) to transmit to Account Debtors, on any or all of Motor Yachts' Accounts, notice of assignment to Bank thereof and Bank's security interest therein and to request from such Persons at any time, in the Bank's name or in the name of Motor Yachts , information concerning Motor Yachts' Accounts and the amounts owing thereon;

         (c) to transmit to purchasers of any or all of Motor Yachts' Inventory, notice of Bank's security interest therein, and to request from such Persons at any time, in Bank's name or in Motor Yachts' name, information concerning Motor Yachts' Inventory and the amounts owing thereon by such purchasers;

         (d) to notify and require Account Debtors on Motor Yachts' Accounts and purchasers of Motor Yachts' Inventory to make payment of their indebtedness directly to Bank;

         (e) to take or bring, in Bank's name or Motor Yachts' name, all steps, actions, suits, or proceedings reasonably deemed by Bank necessary or desirable to effect the receipt, enforcement, and collection of the Collateral;

         (f) to accept all collections in any form relating to the Collateral, including remittances which may reflect deductions, and to deposit the same, into Motor Yachts' Cash Collateral Account or, at the option of Bank, to apply them as a payment against the Loan Account.

8.       INSURANCE AND USE OF INVENTORY

         (a) Except upon the occurrence and during the continuance of any Event of Default:

                  (1) Motor Yachts may retain possession of and use its Inventory in any lawful manner not inconsistent with this Agreement or with the terms, conditions, or provisions of any policy of insurance thereon.

                  (2) Motor Yachts may sell or lease its Inventory in the ordinary course of business; provided, however, that a sale or lease in the ordinary course of business does not include a transfer in partial or total satisfaction of a debt, except for transfers in satisfaction of partial or total purchase money prepayments by a buyer in the ordinary course of Motor Yachts' business. Except upon the occurrence and during the continuance of any Event of Default, Motor Yachts may also use and consume any raw materials or supplies, the use and consumption of which are necessary in order to carry on Motor Yachts' business.

         (b) Motor Yachts shall obtain, and at all times maintain, insurance upon its Inventory in such form, written by such companies, in such amounts, for such period, and against such risks as may be reasonably acceptable to Bank, with provisions satisfactory to Bank for payment of all losses thereunder to Bank and Motor Yachts as their interests may appear (loss payable endorsement in favor of Bank). Any such policies of insurance shall provide for no less than ten (10) days prior written cancellation notice to Bank. Any sums received by Bank in payment of insurance losses under the policies may, at the option of Bank, be applied upon the Loan Account, whether or not the same is then due and payable, or may be delivered to Motor Yachts for the purpose of replacing, repairing, or restoring its Inventory. Bank or Bank's designated agent is hereby constituted and appointed Motor Yachts' attorney-in-fact effective upon the occurrence and during the continuance of an Event of Default to (either in the name of Motor Yachts or in the name of the Bank), make adjustments of all insurance losses covering Collateral, sign all applications, receipts, releases, and other papers necessary for the collection of any such loss, execute proof of loss, make settlements, and endorse and collect all Instruments payable or issued to Motor Yachts in connection therewith. Notwithstanding any action by Bank hereunder, any and all risk of loss or damage to Motor Yachts' Inventory to the extent of any and all deficiencies in the effective insurance coverage thereof is hereby expressly assumed by Borrowers.

         (c) Bank acknowledges that Motor Yachts may transfer Inventory to, and accept Inventory from, Affiliates, provided that any such transfer to an Affiliate will not cause the total amount of Advances to exceed the Borrowing Base.

9.       EVENTS OF DEFAULT

The occurrence of any one or more of the following shall constitute an Event of Default under this Agreement:

         (a) Failure of Borrowers to promptly pay any payment Obligation within fifteen (15) days after written notice from Bank that the same is due, or, perform, or observe any non-payment Obligation within thirty (30) days after written notice from Bank that the same has not been performed or observed, whether upon demand, at maturity, by acceleration, or otherwise, but
                  (i) if the failure is subject to cure but (ii) the cure is not able to be completed with such period, then so long as the cure commenced within a reasonable time and the cure is being diligently pursued by appropriate means at the end of such thirty (30) days, the Borrowers shall have an additional thirty (30) days to complete the cure;

         (b) Failure of Borrowers to promptly pay, perform, or observe when due, whether upon demand, at maturity, by acceleration, or otherwise, or any event which results in the acceleration of the maturity of, any or all of the indebtedness, obligations, liabilities, contracts, indentures, and agreements (including, without limitation, any and all warranties, covenants, guaranties, provisions, terms, and conditions set forth or contained therein) of whatever kind and however evidenced, owed, incurred, or executed by Borrowers, to, in favor of, or with any and all other Persons, and including any partial or total extension, renewal, amendment, restatement, and substitution thereof or therefor, which failure could have a material impact on MarineMax and its Subsidiaries taken as a whole;

         (c) Any warranty, representation, or statement made or furnished to Bank in connection with this Agreement or any other writing evidencing or given as security for any of the Obligations by or on behalf of the Borrowers proves to have been false in any material respect when made, furnished, or at any time thereafter;

         (d) Bank shall reasonably deem itself insecure in good faith believing that the prospect of payment, performance, or observance of any of the Obligations herein secured is materially impaired;

         (e) Uninsured loss, damage, theft, destruction, levy, seizure, or attachment to, of, or upon any material portion of the Collateral, including any attempt to accomplish the foregoing;

         (f) Sale, lease, transfer, assignment, encumbrance, or other disposition of any of the Collateral (other than in the ordinary course of business or as expressly permitted under this Agreement), without Bank's prior written authorization therefor (which authorization shall not be unreasonably withheld), including any attempt to accomplish the foregoing;

         (g) Any tax lien in excess of One Million Dollars ($1,000,000.00) shall have been filed against Borrowers or any of their property by any federal, state, or municipal authority;

         (h) If any of the following events occur: (a) any Plan incurs any "accumulated funding deficiency" (as such term is defined in ERISA) whether waived or not, (b) the Borrowers or any Affiliate engages in any Prohibited Transaction, (c) any Plan is terminated (other than terminations permitted by ERISA),
                  (d) a trustee is appointed by an appropriate United States district court to administer any Plan, or (e) the PBGC institutes proceedings to terminate any Plan or to appoint a trustee to administer any Plan;

         (i) Financial Impairment of Borrowers or of any other Subsidiary of MarineMax which, in the aggregate, have a materially adverse effect on MarineMax and its Subsidiaries taken as a whole.

If there shall occur any Event of Default set forth in (a) through (h) above, Bank, by written notice to Borrowers, may (1) declare the unpaid principal of and accrued interest on all Obligations to be immediately due and payable and
(2) immediately terminate Bank's commitment to make further Advances under this Agreement, whereupon Obligations shall become and be forthwith due and payable, and such commitment shall be terminated, without any further notice, presentment, or demand of any kind, all of which are hereby expressly waived by Borrowers. If there shall occur any Event of Default set forth in (i) above, all Obligations shall automatically become and be immediately due and payable, and Bank's commitment to make further Advances shall automatically be terminated, without notice, presentment, or demand of any kind, all of which are hereby expressly waived by Borrowers.

10.      RIGHTS AND REMEDIES UPON EVENT OF DEFAULT

Upon the occurrence of any such Event of Default and during the continuance of such Event of Default, Bank shall have the rights and remedies of a secured party under the Ohio Uniform Commercial Code in addition to the rights and remedies of a secured party provided elsewhere within this Agreement or in any other writing executed by Borrowers. Bank may require Borrowers to assemble the Collateral and make it available to Bank at a reasonably convenient place to be designated by Bank. Unless the Collateral is perishable, threatens to decline speedily in value, or is of a type customarily sold on a recognized market, Bank will give Borrowers reasonable notice of the time and place of any public sale of the Collateral or of the time after which any private sale or other intended disposition thereof is to be made. The requirement of reasonable notice shall be met if such notice is mailed (deposited for delivery, postage prepaid, by U.S.
mail) to Borrowers' Location set forth in Subsection 12(c) of this Agreement (as modified by any change therein which Borrowers have supplied in writing to
Bank), or at least ten (10) days before the time of the public sale or the time after which any private sale or other intended disposition thereof is to be made. At any such public or private sale, Bank may purchase the Collateral to the extent permitted by law. After deduction for Bank's Related Expenses, the residue of any such sale or other disposition shall be applied in satisfaction of the Obligations in such order of preference as Bank may reasonably determine. Any excess, to the extent permitted by law, shall be paid to Borrowers, and Borrowers shall remain liable for any deficiency.

In addition, upon the occurrence of any such Event of Default and during the continuance of such Event of Default, Bank shall have the right to obtain new appraisals of the Collateral, the cost of which shall be paid by Borrowers.

11.      CONDITIONS PRECEDENT TO FUTURE ADVANCES

The obligation of Bank to make any Advance to Borrowers after the date of this Agreement shall be subject to the conditions precedent that on or before the date of such Advance:

         (a) The representations and warranties contained in Section 4 of this Agreement and in each document, instrument, agreement, and certificate delivered to Bank by Borrowers pursuant to this Agreement shall be materially true and correct on and as of such date as if made on and as of such date; no Event of Default or event or condition that, with the serving of notice or the lapse of time or both, would constitute an Event of Default shall have occurred and be continuing or would result from the making of such Advance; and Bank shall have received, if requested by Bank, a certificate of the chief executive officer or the chief financial officer of Borrowers, dated as of the date of such Advance, to such effect (in the absence of Bank's request for such a certificate, Borrowers' borrowing of the Advance shall itself constitute a representation to Bank to such effect);

         (b) The making of such Advance shall not contravene any material law, rule or regulation applicable to Bank;

         (c) Not later than 2:00 p.m., Cleveland time, on such date, Bank shall have received, by telephone to be promptly confirmed by Bank in writing, a request by Borrowers to Bank for an Advance in the requested amount;

         (d) Prior to the first Advance Borrowers shall have delivered to Bank an opinion of counsel substantially in the form attached hereto as Exhibit C;

         (e) Bank shall have received such other approvals, opinions, appraisals, or documents as it may reasonably request.

12.      GENERAL

         (a) If any provision, term, or portion, of this Agreement, (including, without limitation, (1) any indebtedness, obligation, liability, contract, agreement, indenture, warranty, covenant, guaranty, representation, or condition of this Agreement made, assumed, or entered into, (2) any act of action taken under this Agreement, or (3) any application of this Agreement) is for any reason held to be illegal or invalid, such illegality or invalidity shall not affect any other such provision, term, or portion of this Agreement, each of which shall be construed and enforced as if such illegal or invalid provision, term, or portion were not contained in this Agreement. Any illegality or invalidity of any application of this Agreement shall not affect any legal and valid application of this Agreement, and each provision, term, and portion of this Agreement shall be deemed to be effective, operative, made, entered into, or taken in the manner and to the full extent permitted by law.

         (b) Bank shall not be deemed to have waived any of Bank's rights of this Agreement or under any other agreement, instrument, or document executed by Borrowers, unless such waiver be in writing and signed by Bank. No delay or omission on part of Bank in exercising any right shall operate as a waiver of such right or any other right. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. All of Bank's rights and remedies, whether evidenced by this Agreement or by any other agreement, instrument, or document shall be cumulative and may be exercised singularly or concurrently. Any written demands, written requests, or written notices to Borrowers that Bank may elect to give shall be effective (1) upon delivery when sent by confirmed facsimile or (2) the next business day after deposited with a recognized overnight courier for next day delivery or (3) three (3) business days after deposited for delivery, postage prepaid, by

                  U.S. mail, and addressed to Borrowers' Location set forth in Subsection 12(c) of this Agreement (as modified by any change therein which Borrowers have supplied in writing to Bank). If at any time or times, by assignment or otherwise, Bank transfers any of the Obligations or any part of the Collateral to another Person, such transfer shall carry with it Bank's powers and rights under this Agreement with respect to the Obligation or Collateral so transferred and the transferee shall have said powers and rights, whether or not they are specifically referred to in the transfer. To the extent that Bank retains any other of the Obligations or any part of the Collateral, Bank will continue to have the rights and powers with respect to the Obligations and the Collateral as set forth in this Agreement.

         (c) All written notices, requests, or other communications herein provided for must be addressed:

                  to Borrowers as follows:

                           c/o MarineMax, Inc.
                           18167 U.S. Highway, 19 North
                           Clearwater, Florida   33764
                           Attn: Mr. Michael H. McLamb, CFO

                  with a copy to:

                           O'Connor, Cavanagh, Anderson, Killingsworth
                           & Beshears
                           One East Camelback Road, Suite 1100
                           Phoenix, Arizona 85012
                           Attention:  Robert S. Kant, Esq.

                  to the Bank as follows:

                           KeyBank National Association
                           127 Public Square
                           Cleveland, Ohio  44114-1306
                           Attn: Mr. Ken Landon, Senior Vice President

or at such other address as either party may designate to the other in writing. Such communication will be effective as set forth in Section 12(b) above.

         (d) The laws of the State of Ohio shall govern the construction of this Agreement (including, without limitation, any terms not specifically defined in this Agreement that may be so specifically defined pursuant to Article 9 of the UCC as adopted in Ohio, and including any amendments thereof or any substitution therefor) and the rights and duties of Borrowers and Bank. This Agreement shall be binding upon and inure to the benefit of Borrowers and Bank and their respective successors and assigns. The rights and powers given in this Agreement to the Bank are in addition to those otherwise created or existing in the same Collateral by virtue of other agreements or writings.

         (e) Borrowers may terminate this Agreement by giving Bank not less than ten (10) days prior written notice of termination and by paying, performing, and observing in full all Obligations. Notwithstanding the termination of the line of credit hereunder, this Agreement and the security interest in the Collateral shall continue in full force and effect after such termination until all Obligations of Borrowers to Bank have been paid, performed, and observed in full.

         (f) In this Agreement unless the context otherwise requires, words in the singular number include the plural, and in the plural number include the singular.

         (g) Borrowers hereby release Bank from and agrees to indemnify and hold harmless Bank, and its officers, agents, and employees for any and all claims of Borrowers or any other Person for damage or loss caused by any act or acts under this Agreement or in furtherance of this Agreement whether by omission or commission, and whether based upon any error of judgment or mistake of law or fact (except gross negligence, willful misconduct or other negligence) on the part of Bank, or its officers, agents, and employees.

         (h) Bank is hereby authorized to fill in all blank spaces in this Agreement, to correct patent errors in this Agreement, to complete or correct the description of the Collateral, and to date this Agreement.

         (i) This Agreement is assignable by Bank upon notice to Borrowers and shall be binding on Bank's respective successors, assigns, and nominees.

         (j) This Agreement and any promissory notes or other writing executed and delivered by Borrowers to Bank in connection herewith integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral representations and negotiations and prior writings with respect to the subject matter hereof.

         (k) Wherever this Agreement provides that an action may be taken only with the consent or approval of Bank, such consent or approval shall not be unreasonably withheld.

13.  JURY TRIAL WAIVER

BORROWERS AND BANK EACH WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, BETWEEN BANK AND BORROWERS ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO ANY RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT OR THE NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

              [THE BALANCE OF THIS PAGE LEFT INTENTIONALLY BLANK.]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

Witnessed by:                                BORROWERS:

/s/ Scott R. Ward                                MARINEMAX, INC.
------------------------------------
                Scott R. Ward
                Sr. Vice President               /s/ Michael H. McLamb
Print Name/Title--------------------         By: -------------------------------
                                                 Michael H. McLamb,
                                                 Vice President &
                                                 Chief Financial Officer

/s/ William R. Thompson
------------------------------------
                William R. Thompson
                Natn'l Mfg. Mgr.
Print Name/Title--------------------

/s/ Scott R. Ward                            MARINEMAX MOTOR YACHTS, INC.
------------------------------------
                Scott R. Ward
                Sr. Vice President               /s/ Michael H. McLamb
Print Name/Title--------------------         By: -------------------------------
                                                 Michael H. McLamb,
                                                 Vice President & Secretary

/s/ William R. Thompson
------------------------------------
                William R. Thompson
                Natn'l Mfg. Mgr.
Print Name/Title--------------------
                                             BANK:
                                             KEYBANK NATIONAL ASSOCIATION
/s/ Scott R. Ward
------------------------------------
                Scott R. Ward
                Sr. Vice President               /s/ Ken Landon
Print Name/Title--------------------         By: -------------------------------
                                                 Ken Landon
                                                 Title:   Senior Vice President

/s/ William R. Thompson
------------------------------------
                William R. Thompson
                Natn'l Mfg. Mgr.
Print Name/Title--------------------

                                    EXHIBIT B

                             MASTER PROMISSORY NOTE



$30,000,000.00    Executed ____________
                                                                   July 12, 1999


As of July 12, 1999, the undersigned (herein called "Borrowers") promise to pay to the order of KEYBANK NATIONAL ASSOCIATION, Cleveland, Ohio (herein called "Bank"), the sum of Thirty Million Dollars ($30,000,000.00) or such lesser amount of Advances as shall have actually been borrowed by Borrowers from Bank and not previously repaid, pursuant to the terms of a certain "Credit Facility and Security Agreement (Accounts and Inventory)" by and among Borrowers and Bank dated July 12, 1999, including any partial or total extension, restatement, renewal, amendment, and substitution thereof or therefor (herein called "Agreement") with interest payable monthly on the fifteenth day of each month, starting on the fifteenth day of the month following the month in which this
Note is signed, according to the provisions set forth in Section 2(a) of the Agreement.

Borrowers have assigned to Bank all of MARINEMAX MOTOR YACHTS, INC. (also referred to as "Motor Yachts") "Accounts" and has granted to Bank a security interest in all of Motor Yachts' "Accounts", "Inventory", "Cash Security", "Contract Rights", funds on deposit in the "Cash Collateral Account", certain other assets, and all "Proceeds" thereof, as security for the payment of this Note and all other "Obligations", as those terms are defined in Section 1 of the Agreement (all herein called "Obligations").

Upon the occurrence of any one or more "Events of Default", any and all Obligations shall, at the option of Bank, immediately become due and payable without demand, presentment, protest, or notice of any kind, all as provided in the Agreement.

Borrowers expressly waive presentment, demand, notice, protest, and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note (except for notices expressly provided for in the Agreement), assent to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral, and to the addition or release of any other person primarily or secondarily liable. Borrowers understand and agrees that this Note is subject to and shall be construed according to the laws of the State of Ohio.

Reference is made to the Agreement for certain provisions concerning prepayment of this Note, rights of Bank and its successors and assigns with respect to this Note, and related matters. This Note is the "Master Promissory Note" referred to in the Agreement.

Witnessed by:
                                             MARINEMAX, INC.
____________________________________
Print Name/Title____________________         By: _______________________________
                                                 Michael H. McLamb,
                                                 Vice President & Chief
                                                 Financial Officer

____________________________________
Print Name/Title____________________
                                             MARINEMAX MOTOR YACHTS, INC.

____________________________________
Print Name/Title____________________         By: _______________________________
                                                 Michael H. McLamb,
                                                 Vice President & Secretary

____________________________________
Print Name/Title____________________

STATE OF _________________ )
                                            )SS
COUNTY OF________________  )

Before me, a Notary Public in and for said County and State, personally appeared the above-named Michael H. McLamb, the Vice President & Secretary of MARINEMAX MOTOR YACHTS, INC., who acknowledged that he did sign the foregoing instrument as an Officer of MARINEMAX MOTOR YACHTS, INC., and that the same is free act and deed and the free act and deed of such corporation.

         In Testimony Whereof, I have hereunto set my hand and official seal, at _____________, this ______ day of July, 1999.


                                            ____________________________________
                                                       NOTARY PUBLIC


STATE OF _________________ )
                                            )SS
COUNTY OF________________  )

Before me, a Notary Public in and for said County and State, personally appeared the above-named Michael H. McLamb, the Vice President & Chief Financial Officer of MARINEMAX, INC., who acknowledged that he did sign the foregoing instrument as an Officer of MARINEMAX, INC., and that the same is free act and deed and the free act and deed of such corporation.

         In Testimony Whereof, I have hereunto set my hand and official seal, at _____________, this ______ day of July, 1999.


                                            ____________________________________
                                                       NOTARY PUBLIC

                                    EXHIBIT C

                               DRAFT LEGAL OPINION

                                  July 12, 1999




KeyBank National Association
1800 Midland Building
101 Prospect Avenue, West
Cleveland, Ohio  44115-1027

Re:      Credit Facility to MarineMax, Inc. and MarineMax Motor Yachts, Inc.

Ladies and Gentlemen:

         This firm has acted as legal counsel to MarineMax, Inc., a Delaware corporation ("MarineMax") and MarineMax Motor Yachts, Inc., a Delaware corporation (the "Dealer" and MarineMax and Dealer, collectively, the "Borrowers"), in connection with the Credit Facility in the maximum principal amount of $30,000,000 (the "Facility") from KeyBank National Association, a national banking association corporation ("Lender") pursuant to that Credit Facility and Security Agreement dated as of July 12, 1999, between Borrowers and Lender (the "Credit Agreement"). Capitalized terms used and not otherwise defined in this Opinion shall have the meanings ascribed to them in the Credit Agreement.

         In our capacity as such counsel and for purposes of this Opinion, we have examined such questions of law and fact as we have deemed necessary or appropriate and have examined, and relied as to matters of fact upon, originals, certified copies or copies otherwise identified as being true copies of the following documents:

         1.       The Credit Agreement.

         2. Financing Statement on Form UCC-1, executed by Dealer, as debtor, in favor of Lender, as secured party, to be filed in the Office of the Secretary of State of the State of Florida (the "Financing Statement").

         3. Certificates of officers of MarineMax and Dealer, dated as of the date hereof (collectively, the "Certificates").

         4. The respective Certificate of Incorporation and the Bylaws of Borrowers.

         5. Resolutions of the respective Board of Directors of Borrowers authorizing the transactions contemplated by the Credit Agreement, each certified as true and correct as of the date hereof by the applicable corporate secretary or assistant secretary.

         6. Each of the Certificates of Good Standing set forth on Schedule A (collectively, the "Official Certificates").

         The documents described in items 1 and 2 above are collectively referred to as the "Loan Documents". In addition, we have examined such certificates of public officials, corporate documents and records and other certificates, documents and instruments and have made such other inquiries as we have deemed appropriate in connection with the opinions set forth herein. As to various questions material to our opinions, we have relied upon, and assumed the truth and accuracy of, the representations and warranties of Borrowers contained in the Credit Agreement and in the Certificates.

         In reaching the opinions set forth below, with your permission, we have made the following assumptions without investigation. However, we have no knowledge of any facts inconsistent with the following assumptions.

A. The genuineness of the signatures not witnessed, the authenticity of documents submitted as originals, and the conformity to originals of documents submitted as copies.

B. The legal capacity of all natural persons executing the Loan Documents and the Certificates.

C. The Loan Documents accurately describes and contains the mutual understanding of the parties, and there are no oral or written statements or agreements that modify, amend, or vary, or purport to modify, amend, or vary, any of the terms of the Loan Documents.

D. Borrowers own all of the property, assets, and rights purported to be owned by each of them.

E. Lender will receive no interest, charges, fees or other benefits or compensation in the nature of interest in connection with the Facility other than those that Borrowers have agreed in writing in the Credit Agreement to pay.

F. Lender is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to enter into and consummate the Facility. The execution, delivery and/or acceptance of the Credit Agreement has been duly authorized by all action, corporate or otherwise, by Lender. The Facility does not violate any laws or regulations governing the activities of Lender. Lender has obtained all necessary consents, authorizations, approvals, permits or certificates (governmental and otherwise) that are required as a condition to the execution and delivery of the Credit Agreement by it and to the consummation by Lender of the transactions contemplated by the Credit Agreement. The Credit Agreement, when executed and delivered by Lender, shall constitute the legal, valid and binding obligations of Lender and shall be enforceable against Lender in accordance with its terms.

G. Lender will act in a commercially reasonable manner in enforcing its rights under the Credit Agreement.

Based upon the foregoing assumptions, and subject to the further limitations and qualifications set forth below, we are of the opinion that:

(i) MarineMax and Dealer are each duly organized, validly existing and in good standing under the laws of the State of Delaware and are qualified to do business as a foreign corporation and in good standing under the laws of each other jurisdiction in which the conduct of its affairs or the ownership of its assets requires such qualification, unless the failure to so qualify in such jurisdiction would have no material and adverse effect on the business or financial condition of Borrowers taken as a whole.

(ii) The execution, delivery, and performance of the Loan Documents by Borrowers have been duly authorized by all requisite action on the part of Borrowers and the Loan Documents have been duly executed and delivered by Borrowers.

(iii) Each of the Borrowers has the requisite corporate power and authority (a) to own and operate its properties and assets, (b) to carry out its business as currently being conducted, and (c) to carry out the terms and conditions applicable to it under the Credit Agreement.

(iv) The execution and delivery of the Credit Agreement and consummation of the Facility by Borrowers will not conflict with or result in a violation of any of Borrowers respective Certificates of Incorporation or Bylaws.

(v) Based solely upon our knowledge and the Certificates, except as disclosed on
Schedule 4(j) to the Credit Agreement, there are no pending litigation or other legal proceedings against Borrowers that if adversely determined, would have a material adverse effect on the business or financial condition of Borrowers taken as a whole, or would have a material adverse effect on the ability of Borrowers to perform their obligations under the Credit Agreement.

(vi) The execution and delivery of the Loan Documents and consummation of the Facility by the Borrowers will not materially conflict with or result in a material violation of any applicable law or rule affecting either of the Borrowers.

(vii) Based solely upon our knowledge and the Certificates, the execution and delivery of the Loan Documents and consummation of the Facility by Borrowers will not materially conflict with or result in a material violation of any judgment, order, or decree of any court or governmental agency to which either of the Borrowers is a party.

(viii) Based solely upon our knowledge and the Certificates, the execution and delivery of the Loan Documents, and consummation of the Facility by Borrowers
(a) will not conflict with or result in a material violation of any contract, indenture, instrument or other agreement to which MarineMax or Dealer is a party or by which it is bound, and (b) will not result in or require the creation or imposition of any material lien or security interest upon or with respect to any of the properties or assets of MarineMax or Dealer (other than liens and security interests created pursuant to the transactions contemplated by the Credit Agreement).

(ix) No material consent, approval, authorization, or other action by, or filing with, any federal, state, or local governmental authority is required in connection with the execution and delivery by Borrowers of the Loan Documents and the consummation of the Facility, or, if any of the foregoing is required, it has been obtained.

(x) You have requested that we advise you whether an Arizona court would give effect to the choice of law provisions in the Credit Agreement in favor of the law of the State of Ohio. The Supreme Court of Arizona has consistently ruled that where it is not bound by a previous decision or by legislative enactment, it will follow the rules of the Restatement of the Law, including, without limitation, the Restatements of Conflict of Laws. Smith v. Normart, 51 Ariz. 134, 75 P.2d 38 (1938); Western Coal & Min. Co. v. Hilvert, 63 Ariz. 171, 160
P.2d 331 (1945); Burr v. Renewal Guaranty Corp., 105 Ariz. 549, 468 P.2d 576
(1970); Cardon v. Cotton Lane Holdings, Inc., 173 Ariz. 203, 841 P.2d 198
(1992); Taylor v. Security National Bank, 20 Ariz. App. 504, 514 P.2d 257
(1973); and In re Levine, 145 Ariz. 185, 700 P.2d 883 (Ariz. App. 1985). Section 187 of the Restatement (Second) Conflict of Laws provides that the parties to a contract may stipulate their choice of law to govern a contract and that the laws of the state chosen will be applied unless (a) the particular issue is one that the parties could not have resolved by an explicit provision in their agreement directed to that issue and (b) either:

         (a) The chosen state has no substantial relationship to the parties or the transaction and there is no other reasonable basis for the parties' choice; or

         (b) Application of the law of the chosen state would be contrary to a fundamental policy of a state that has a materially greater interest than the chosen state in the determination of the particular issue and that, under the rule of Section 188 of the Restatement (Second) Conflict of Laws, would be a state of applicable law in the absence of an effective choice of law by the parties.

         Based on the facts concerning the negotiation of the Credit Agreement and the terms thereof and considering such other matters as we have deemed relevant, we believe that an Arizona court would give effect to the choice of law provisions in the Credit Agreement in favor of the law of the State of Ohio.

(xi) The Credit Agreement constitutes the legal, valid, and binding obligations of Borrowers enforceable against each of them in accordance with their respective terms.

The opinions set forth above are subject to the following qualifications and limitations:

a. The enforceability of the Credit Agreement may be subject to or limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors generally.

b. The enforceability of the Credit Agreement is subject to general principles of equity and unconscionability.

c. The enforceability of the Credit Agreement is further subject to the qualification that certain waivers, procedures, remedies, and other provisions of the Credit Agreement may be unenforceable under, or limited by the law of, the State of Arizona; however, such law does not, in our opinion, substantially prevent the practical realization of the benefits intended by the Credit Agreement, except that the application of principles of guaranty and suretyship may prevent the practical realization of the benefits intended by the Credit Agreement.

d. We express no opinion as to the title to any property described in, or the priority of any lien or security interest created by, the Loan Documents.

e. The Credit Agreement states it is to be governed by the laws of the State of Ohio. We are not familiar with those laws and render no opinion about them. For purposes of our opinion, we have assumed, with your permission, that the Credit Agreement will be governed by the laws of the State of Arizona, notwithstanding its express terms.

f. The opinions expressed in paragraph (i) above are based solely on our review of the Official Certificates.

g. We assume that the Financing Statement will be properly filed or recorded in the appropriate governmental offices.

For purposes of this Opinion, the phrase "knowledge" shall mean the conscious awareness of information by any Primary Lawyer (as defined below), without undertaking any other investigation within this Firm. The term "Primary Lawyer" means each lawyer in this Firm who has given substantive legal attention to representation of Borrowers.

We are qualified to practice law in the State of Arizona, and we do not express any opinion as to any law other than the law of the State of Arizona, the Delaware General Corporation Law, and applicable federal law.

The opinions expressed in this letter are based upon the law in effect on the date hereof, and we assume no obligation to revise or supplement this opinion should such law be changed by legislative action, judicial decision, or otherwise. Except as expressly stated in this opinion, no opinions are offered or implied as to any matter, and no inference may be drawn beyond the strict scope of this opinion.

This opinion is being furnished to you solely for your benefit and only with respect to the transactions contemplated by the Credit Agreement. Accordingly, it may not be relied upon by, or quoted, to any person or entity, other than you, without, in each instance, our prior written consent; provided, however, that you are permitted to provide copies of this opinion to any regulatory authority holding jurisdiction over you.

                                                              Very truly yours,

                                   SCHEDULE A

                              Official Certificates

Certificate of Good Standing for MarineMax, Inc., issued January 29, 1999, by the Secretary of State of the State of Delaware.

Certificate of Good Standing of MarineMax, Inc., issued February 4, 1999, by the Secretary of State of the State of Florida.

Certificate of Good Standing for MarineMax Motor Yachts, Inc., issued February 17, 1999, by the Secretary of State of the State of Delaware.

Certificate of Good Standing for MarineMax Motor Yachts, Inc., issued February 17, 1999, by the Secretary of State of the State of Florida.

                                  SCHEDULE 4(e)

                                 PERMITTED LIENS


         (i) Liens to secure payment of taxes which are not yet due and payable or which are being contested in good faith.

         (ii) Deposits under workmen's compensation, unemployment insurance, social security and other similar laws, or to secure statutory or performance bonds in the ordinary course of business.

                                  SCHEDULE 4(j)

               PENDING OR THREATENED ACTIONS, SUITS OR PROCEEDINGS




None.

                                  SCHEDULE 4(r)

                 PLACES OF BUSINESS AND MAINTENANCE OF INVENTORY

Address                                     City                           State             Zip Code
-------                                     ----                           -----             --------
700 South Federal Highway                   Pompano Beach                  FL                33062
700 N.E. 79th Street                        Miami                          FL                33138
350 S.W. Monterey Road                      Stuart                         FL                34994
139 Shore Court                             North Palm Beach               FL                33408
275 S.W. Monterey Road                      Stuart                         FL                34994
2301 S.E. 17th Street                       Ft. Lauderdale                 FL                33316
300 Alton Road                              Miami Beach                    FL                33138
18025 U.S. 19 North                         Clearwater                     FL                33764
14070 McGregor Boulevard                    Ft. Myers                      FL                33919
1146 6th Avenue South                       Naples                         FL                33940

                                  SCHEDULE 4(s)

                                    LOCATION


MarineMax, Inc.
18167 U.S. Highway 19 North
Clearwater, Florida 33764


MarineMax Motor Yachts, Inc.
700 South Federal Highway
Pompano, Florida 33062

                                  SCHEDULE 4(u)

                             MARINEMAX SUBSIDIARIES

                                                                                   LOCATION OF           TYPE & PERCENTAGE
NAME & ADDRESS                           TYPE OF ORGANIZATION                      ACTIVITIES            OF OWNERSHIP
--------------                           --------------------                      ----------            ------------------
Bassett Boat Company of Florida, Inc.
700 South Federal Highway
Pompano Beach, FL 33062                     Florida corporation                     Florida               100% of the capital stock
                                                                                                            owned by Company

Gulfwind South, Inc.
14070 McGregor Blvd.
Ft. Myers, FL 33919                         Florida corporation                     Florida               100% of the capital stock
                                                                                                            owned by Company

Gulfwind USA, Inc.
18025 U.S. 19th North
Clearwater, FL 33764                        Florida corporation                     Florida               100% of the capital stock
                                                                                                            owned by Company

MarineMax of Brevard County, Inc.
1410 King Street
Cocoa, FL 32922                             Delaware corporation                    Florida               100% of the capital stock
                                                                                                            owned by Company

Cochrans Marine, Inc.
N. Hwy. 371
P.O. Box 518
Walker, MN 56484                            Minnesota corporation                   Minnesota             100% of the capital stock
                                                                                                            owned by Company

C&N Marine Corporation
20300 County Road 81
P.O. Box 250
Rogers, MN 55374                            Minnesota corporation                   Minnesota             100% of the capital stock
                                                                                                            owned by Company

Stovall Marine, Inc.
5840 I-75 South
Forest Park, GA 30297                       Georgia corporation                     Georgia               100% of the capital stock
                                                                                                            owned by Company

                                                                                   LOCATION OF           TYPE & PERCENTAGE
NAME & ADDRESS                           TYPE OF ORGANIZATION                      ACTIVITIES            OF OWNERSHIP
--------------                           --------------------                      ----------            ------------------
MarineMax of Treasure Cove, Inc.
2555 N.E. Catawba Road
Port Clinton, OH 43452                      Delaware corporation                    Ohio                  100% of the capital stock
                                                                                                            owned by Company


MarineMax of North Carolina, Inc.
130 Short Street
Wrightsville Beach, NC 28480                North Carolina corporation              North Carolina        100% of the capital stock
                                                                                                            owned by Company

MarineMax Motor Yachts, Inc.
2301 S.E. 17th Street
Ft. Lauderdale, FL 33316                    Delaware corporation                    Florida               100% of the capital stock
                                                                                                            owned by Company

MarineMax of New Jersey, Inc.
18167 U.S. 19 N.
Suite 499
Clearwater, FL 33764                        Delaware corporation                    New Jersey            100% of the capital stock
                                                                                                            owned by Company

MarineMax of New Jersey II, Inc.
18167 U.S. 19 N.
Suite 499
Clearwater, FL 33764                        Delaware corporation                    New Jersey &          100% of the capital stock
                                                                                    Pennsylvania            owned by Company
Harrison's Boat Center, Inc.
1928 Twin View Blvd.
Redding, CA 96003                           California corporation                  California            100% of the capital stock
                                                                                                            owned by Company

Harrison's Marine Centers of Arizona, Inc.
1840 East Broadway Road
Tempe, AZ 85282                             Arizona corporation                     Arizona               100% of the capital stock
                                                                                                            owned by Company

MarineMax of Las Vegas, Inc.
3800 Boulder Highway
Las Vegas, NV 89121                         Delaware corporation                    Nevada                100% of the capital stock
                                                                                                            owned by Company

                                                                                   LOCATION OF           TYPE & PERCENTAGE
NAME & ADDRESS                           TYPE OF ORGANIZATION                      ACTIVITIES            OF OWNERSHIP
--------------                           --------------------                      ----------            ------------------
11502 Dumas, Inc.
2551 S. Shore Harbour Blvd., Suite C
League City, TX 77573                       Nevada corporation                      Texas                 100% of the capital stock
                                                                                                            owned by Company

Dumas GP, L.L.C.
2551 S. Shore Harbour Blvd., Suite C
League City, TX 77573                       Delaware limited liability company      Texas                 100% of the membership
                                                                                                          interests owned by
                                                                                                          11502 Dumas, Inc.
MarineMax TX, L.P.
2551 S. Shore Harbour Blvd., Suite C
League City, TX 77573                       Texas limited partnership               Texas                 99% of the partnership
                                                                                                          units owned by 11502
                                                                                                          Dumas, Inc. and 1% of the
                                                                                                          partnership units owned
                                                                                                          by Dumas GP, L.L.C.
Bassett Boat Company
275 S.W. Monterey Road
Stuart, FL 34994                            Florida corporation                     Florida               100% of the capital stock
                                                                                                            owned by Company

Dumas GP, Inc.
18167 U.S. Highway 19 N.
Suite 499
Clearwater, FL 33764                        Nevada corporation                                            100% of the capital stock
                                                                                                            owned by Company

MarineMax of Jacksonville, Inc.
18167 U.S. Highway 19 N.
Suite 499
Clearwater, FL 33764                        Delaware corporation                                          100% of the capital stock
                                                                                                            owned by Company

MarineMax USA, Inc.
18167 U.S. Highway 19 N.
Suite 499
Clearwater, FL 33764                        Nevada corporation                                            100% of the capital stock
                                                                                                            owned by Company

Bassett Realty, L.L.C.
700 South Federal Highway
Pompano Beach, FL 33062                     Delaware limited liability company      Florida               100% of  the membership
                                                                                                          interests owned by Company

                                                                                   LOCATION OF           TYPE & PERCENTAGE
NAME & ADDRESS                           TYPE OF ORGANIZATION                      ACTIVITIES            OF OWNERSHIP
--------------                           --------------------                      ----------            ------------------
C & N Marine Realty, L.L.C.
20300 County Road 81
P.O. Box 250
Rogers, MN 55374                            Delaware limited liability company      Minnesota             100% of the membership
                                                                                                          interests owned by
                                                                                                          Company

Gulfwind South Realty, L.L.C.
1146 6th Avenue South
Naples, FL 33940                            Delaware limited liability company      Florida               100% of the membership
                                                                                                          interests owned by
                                                                                                          Company

Harrison's Realty California, L.L.C.
1928 Twin View Blvd.
Redding, CA 96003                           Delaware limited liability company      California            100% of the membership
                                                                                                          interests owned by
                                                                                                          Company
Harrison's Realty, L.L.C.
1840 East Broadway Road
Tempe, AZ 85085                             Delaware limited liability company      Arizona               100% of the membership
                                                                                                          interests owned by
                                                                                                          Company

Marina Drive Realty I, L.L.C.
N. Hwy. 371
P.O. Box 518
Walker, MN 56484                            Delaware limited liability company      Minnesota             100% of the membership
                                                                                                          interests owned by
                                                                                                          Company

Marina Drive Realty II, L.L.C.
N. Hwy. 371
P.O. Box 518
Walker, MN 56484                            Delaware limited liability company      Minnesota             100% of the membership
                                                                                                          interests owned by
                                                                                                          Company

Walker Marina Realty, L.L.C.
#1 Marina Drive
Walker, MN 56484                            Delaware limited liability company      Minnesota             100% of the membership
                                                                                                          interests owned by
                                                                                                          Company